                                                                    Exhibit 2.2



               AMENDMENT TO THE STOCK AND ASSET PURCHASE AGREEMENT

                                  BY AND AMONG

                   SOCIETE EUROPEENNE DE PRODUITS REFRACTAIRES

                           THE CARBORUNDUM COMPANY LTD

                           CARBORUNDUM DO BRASIL LTDA

                          CARBORUNDUM DEUTSCHLAND GMBH

                  CARBORUNDUM AUSTRALIA PTY LTD ACN 004 838 233

                   DVA DISTRIBUIDORA DE VIDROS PARA AUTOS LTDA

                                 (THE "SELLERS")

                                       AND

                               UNIFRAX CORPORATION

                               UNIFRAX HOLDING CO

                   UNIFRAX AUSTRALIA PTY LTD. ACN 093 625 757

                                 NAF BRAZIL LTDA

                                  UNIFRAX GMBH

                             UNIFRAX HOLDING FRANCE

                                UNIFRAX UK HOLDCO

                                 (THE "BUYERS")

                           DATED AS OF OCTOBER 4, 2000

               AMENDMENT TO THE STOCK AND ASSET PURCHASE AGREEMENT


This Amendment to the Stock and Asset Purchase Agreement, dated as of October 4, 2000 (the "AMENDMENT") is by and among Unifrax Holding, Unifrax, Unifrax Australia, Unifrax Brazil, Unifrax GmbH, Unifrax UK Holdco Limited ("UNIFRAX UK HOLDCO"), and Unifrax Holding France SAS (together with any of their designees, the "BUYERS") and SEPR, Carborundum Ltd, Carborundum Deutschland, Carborundum Australia, Carborundum do Brasil and DVA Distribuidora de Vidros para Autos Ltda ("DVA") (together the "SELLERS").

A. On July 27, 2000 the parties executed a Stock and Asset Purchase Agreement (the "AGREEMENT") pertaining to the sale and purchase of the Ceramic Fiber Business directly or indirectly operated by the Sellers.

B. In the course of the preparation of the Closing, the parties have agreed to amend the Agreement in certain respects.

Now therefore the parties hereby amend the Agreement as follows:


ARTICLE 1 - DEFINITIONS
-----------------------

1.1 All capitalized items used in this Amendment and not defined herein shall have the same meaning as in the Agreement.

1.2 "UNIFRAX UK HOLDCO" shall mean Unifrax UK Holdco Limited, a company incorporated under the laws of England with its principal place of business c/o Jones, Day, Reavis & Pogue, Bucklersbury House, 3 Queen Victoria Street, London EC4N 8NA, England.

    "UNIFRAX HOLDING FRANCE" shall mean Unifrax Holding France, a SAS incorporated under laws of France with its principal place of business at 38, rue de Berri, 75008 Paris, France.

1.3 "RAINFORD OFFICE LEASE" shall mean the lease of office premises dated July 27, 2000 made between Carborundum Limited as Lessor (1) and Unifrax Limited as Lessee (2).

    "RAINFORD OFFICE PREMISES" shall means the office premises at Rainford demised by the Rainford Office Lease.

ARTICLE 2 - AMENDMENTS
----------------------


2.1 NEW BUYERS: Unifrax hereby designates (i) Unifrax Holding France as its designee in order to acquire all of the shares of Carborundum France to be acquired by Unifrax pursuant to the Agreement, and (ii) Unifrax UK Holdco as its designee in order to acquire all of the shares of Newco Fibers England to be acquired by Unifrax pursuant to the Agreement, Unifrax Holding France and Unifrax UK Holdco therefore become parties to the Agreement as Buyers and shall be bound by all of the obligations, and benefit from all of the rights of Buyers under the Agreement.

2.2 NEW SELLER: The Seller of NewCo Fiber Brazil (Fibrasil-Fibraceramica Ltda.) shall be DVA, an Affiliate of SEPR with its registered office at Avenida Santa Marina n(degree)394 Sao Paulo, SP, SCP 05.036.903, registered with the Internal Revenue Service under number CGC 03884926./000 1-85. DVA therefore becomes a party to the Agreement as Seller and shall be bound by all by all of the obligations, and benefit from all of the rights of Sellers under the Agreement.

2.3 PURCHASED ASSETS. In conjunction with the purchase and sale of the Purchased Assets, the parties execute on the date hereof or have executed prior to the date hereof, (i) Asset Purchase Agreements in forms they have agreed and which may deviate from the models attached as Exhibit 2.1(c) to the Agreement and (ii) agreements pertaining specifically to the transfer of the real estate comprised in the Purchased Assets in a form agreed among the Parties. The Purchase Price of the Purchased Assets has been allocated among real estate and other Purchased Assets as provided in such agreements. The real estate thus purchased shall nevertheless be considered as Purchased Assets for the purposes of the Agreement and the Warranty Agreement.

2.4 BRAZIL. The parties have agreed that the shares of NewCo Fibers Brazil shall be purchased on the Closing Date from DVA by Unifrax Brazil. The purchase price of these shares shall be equal to the equivalent in Reals of US$ 14,500,000, subject to the adjustments provided under Article 2.2.3 of the Agreement. Such amount shall be paid in cash by Unifrax Brazil to DVA on the Closing Date.

2.5 PAYMENT OF THE PURCHASE PRICE

2.5.1 The Parties hereby amend section 2.1(d)(i) of the Agreement as follows:

      The Sellers hereby request that the amount of the Cash Payment to be paid to the Sellers, be paid to the following account(s):

      - as regards the acquisition of the shares of Carborundum France, an amount equal to US$ 10,000,000 for value no later than October 6, 2000 should be remitted to the following account(s):

      Chase Manhattan Bank, New York
      Account: Compagnie de Saint-Gobain
      Number: 400 323 095

      - as regards the acquisition of the shares of NewCo Fibers Brazil in an amount equal to the equivalent in Reals of US$ 14,500,000 for value no later than October 6, 2000 as regards the equivalent of US $10,000,000, and October 9 (at the latest) as regards the equivalent of US $4,500,000 as determined by reference to the Reals/US$ spot exchange rate on the date of each payment relating to this amount, shall be paid by NAF Brazil Ltda to DVA as shown by the Reuter screen at 12:00 a.m., Sao Paulo Time, and shall be remitted to the following account:

      Bank: Banco Bradesco S/A  n(degree)237
      Agencia Consolacao - SP   N(degree)138-4
      Avenida Angelica, 2529
      Sao Paulo - SP

      Compte : Saint-Gobain S/A ASSESSORIA E ADMINISTRACAO N(degree) 146.377-2

      To this effect, Buyers shall remit to Sellers on the Closing Date separate transfer instructions providing for the transfer of the equivalent in Reals of US$ 10,000,000 from Multi Banco, S.A. DVA and for the transfer of the equivalent in Reals of US$ 4,5000,000 from NAF Brazil Ltda to DVA.

      - as regards the acquisition of the shares of NewCo Fibers England, an amount equal to US$ 4,000,000, for value no later than October 6, 2000 shall be remitted to the following account:

      Chase Manhattan Bank, New York
      Account: Compagnie de Saint-Gobain
      Number:  400 323 095


2.5.2 In order to provide for the payment of Carborundum Venezuela by a specific note payable to Carborundum do Brasil and for the payment of an additional portion of the purchase price of NewCo Fibers England by way of a note, the parties have agreed as follows:

      The first paragraph of Article 2.2 of the Agreement is hereby amended and replaced by the following text:

       "The aggregate purchase price for the Purchased Shares and the Purchased Assets shall be equal to fifty-eight million five hundred thousand US Dollars (US$ 58,500,000), minus the aggregate amount of Debt of the Purchased Companies (other than Orient) outstanding on the Closing Date (the "CLOSING DEBT") which, for the avoidance of doubt, shall not include Trade Accounts Payable, to be paid through the combination of an initial cash payment and four notes issued (i) by Unifrax in an amount of eight million US Dollars (US$ 8,000,000) (the "CORPORATION NOTE") and in an amount of one million five hundred thousand US Dollars (US$ 1,500,000) (the "UK NOTE"), both in favor of SEPR, and (ii) by Unifrax Holding in amounts of twenty million two hundred thousand US Dollars (US$ 20,200,000) in favor of SEPR (the

       "UNIFRAX HOLDING NOTE") and three hundred thousand dollars (US$ 300,000) in favor of Carborundum do Brasil (the "BRAZIL NOTE"), and subject to the adjustments provided for in SECTION 2.2.3 (the "PURCHASE PRICE")."

       Article 2.2.2 of the Agreement is hereby amended and replaced by the following text:

       "The balance of the Purchase Price shall be paid by way of the Corporation Note and the UK Note issued by Unifrax to SEPR, the Unifrax Holding Note issued by Unifrax Holding to SEPR and the Brazil Note issued by Unifrax Holding to Carborundum do Brasil (together the "NOTES"). The Unifrax Holding Note and the Brazil Note (i) will be secured through the pledge by Unifrax Holding of an aggregate US$ 20.5 million of newly issued non-voting preferred stock of Unifrax pursuant to a pledge agreement entered into between Unifrax Holding and SEPR (the "PLEDGE AGREEMENT") and (ii) may be guaranteed by guarantees which may be issued from time to time by Unifrax (the "UNIFRAX GUARANTEES"). The amount of the Unifrax Holding Note will be reduced in accordance with its terms. Subject to the terms and conditions of the Unifrax Guarantees, UK Note, Corporation Note and Subordination Agreements, each of the Sellers hereby acknowledges that any claim brought pursuant to the Unifrax Guarantees, the UK Note and the Corporation Note shall be subordinated, on the terms and as provided in one or several subordination agreements to be entered into by Unifrax, SEPR and certain existing creditors of Unifrax (the "UNIFRAX SENIOR LENDERS") (such agreements being collectively designated herein the "SUBORDINATION AGREEMENTS") and in accordance with the provisions of the Unifrax Guarantee, the UK Note or the Corporation Note. The Pledge Agreement, the Unifrax Guarantees, the Subordination Agreements, the Corporation Note, the UK Note, the Brazil Note and the Unifrax Holding Note shall be substantially identical to the forms appended on EXHIBIT 2.2.2(a) hereto. The aforementioned preferred stock shall be issued pursuant to a Preferred Stock Subscription Agreement substantially identical to the form appended as EXHIBIT 2.2.2(b) hereto; and the preference and rights of such preferred stock shall be substantially as set forth in EXHIBIT 2.2.2(c) hereto."

       EXHIBIT 2.2.2(a) is replaced by the Pledge Agreement, Unifrax Guarantees, Subordination Agreement, Corporation Note, UK Note, Brazil Note and Unifrax Holding Note signed on the date hereof.

Unifrax will use its reasonable best efforts in order to obtain or to cause its Affiliates to obtain as soon as possible from their banks financing based on the real estate owned by NewCo Fibers England. Unifrax undertakes to apply the proceeds of such bank financing to the payment of amounts due under the UK Note immediately upon availability of funds pursuant to such financing.

The parties acknowledge that said banks may subject this financing to certain conditions relating to the Rainford site jointly operated by Newco Fibers England and Carborundum UK, the satisfaction of which may require the Sellers' agreement. The Sellers agree to cooperate with Unifrax and its Affiliates towards the satisfaction of such conditions, if any, to the extent the satisfaction of such conditions has no onerous or unduly burdensome consequences for the Sellers. The fact that the conditions imposed by the Banks are unacceptable to the Sellers, shall not entitle Sellers to claim that Unifrax is in breach of its obligations under the foregoing paragraph.


2.6 SAINT GOBAIN GROUP AGREEMENTS: Notwithstanding the provisions of Section
3.1.9 of the Agreement, the parties have agreed that Sellers or their Affiliates shall be entitled to send to the Purchased Companies invoices after the Closing Date for services they performed for, or goods they delivered to, the Purchased Companies prior to the Closing Date pursuant to Saint Gobain intra-group agreements. Notwithstanding the provisions of Section 2.4.1(i) of the Agreement, such invoices shall not be included in the calculation of the Working Capital. However, in the event a Purchased Company receives such an invoice (i) SEPR shall pay to the invoicing company the full amount of such invoice or (ii) to the extent this is not feasible (including based on local tax or legal grounds), SEPR shall immediately reimburse to the Purchased Company the amount thus paid by such Purchased Company to the invoicing company in connection with such invoice and any VAT paid on the amount of such invoice (such VAT to be refunded by the Purchased Company to SEPR if and when refunded to the Purchased Company by the Governmental Authorities). In any case, the ultimate burden of such invoices shall be with SEPR. Buyers hereby waive, to the extent of the arrangements described in this clause 2.5, the condition precedent set forth at
Section 3.1.9 of the Agreement in connection with invoices not issued on the Closing Date with respect to such Saint Gobain intra-group agreements.

2.7 UK TITLE DEEDS

2.7.1 Notwithstanding the provisions of Section 2.1(b)(ii) of the Agreement each of the Stock Sellers agrees to deliver on Closing to Unifrax or its designees in relation to Newco Fibers England;

- certified copies of the duly stamped the Rainford Transfer, a letter dated September 28, 2000 from the Birkenhead (Old Market) District Land Registry confirming the title number allocated to the Transferred Rainford Property, and Land Registry Form AP1 in relation to the Rainford Transfer;

- certified copies of the duly stamped Rainford Office Lease, a letter dated September 28, 2000 from the Birkenhead (Old Market) District Land Registry confirming the title number allocated to the Rainford Office Premises, and Land Registry Form FR1 in relation to the Rainford Office Lease;

- the duly stamped original of a counterpart lease agreement dated July 27 2000 relating to the use by Carborundum Limited of certain parts of the Transferred Rainford Property;

-     the duly stamped Rainford Business Transfer Agreement;

2.7.2 The Stock Sellers undertake with Unifrax or its designees:

- promptly to reply to and to use best endeavours to satisfy at their own cost HM Land Registry in relation to any requisitions raised in respect of the applications for registration of the Rainford Transfer and the Rainford Office Lease in order to obtain in the name of Unifrax Limited absolute freehold title to the Rainford Property under title number MS435772 and absolute leasehold title under title number MS435768 to the Rainford Office Premises and not to allow such applications to lapse;

2.8 TRANSFERRED EMPLOYEES: EXHIBIT 8.6(a) to the Agreement is hereby amended by substituting to the lists of Transferred Employees in France, UK, Brazil, Argentina, Australia, Venezuela and Germany the lists included as EXHIBIT WA
2.5.1 a (i) UPdated in the updated exhibits referred to in Section 2.22 of this amendment.

2.9 LETTER TO GERMAN EMPLOYEES: The letter attached as EXHIBIT 2.9 is hereby substituted to the form attached as EXHIBIT 8.6(b) to the Agreement.

2.10 DEFINITION OF WORKING CAPITAL; UNIFRAX ORDERS; PEG ADVANCES

2.10.1 Unifrax ordered products from certain of the Purchased Companies or Asset Sellers prior to the Closing Date. On the Closing Date, the products thus ordered are either (i) in the inventory of the Purchased Companies or the Asset Sellers or (ii) shipped to Unifrax, thereby creating a receivable of the Purchased Companies or the Asset Sellers on Unifrax. Notwithstanding the provisions of Section 2.4.1(i) of the Agreement (and the related Exhibit), the parties have agreed as follows: the Working Capital will be calculated without including the effect of the inventory or receivables related to the orders thus placed by Unifrax. With respect to the Purchased Companies, Sellers will deduct the total owed by Unifrax for the saleable inventory and receivable from the amount due by Sellers to Buyers with respect to the Accrued Liabilities Adjustment set forth in section 2.2.3(c) of the Agreement. The amount due to the Asset Sellers in connection with orders placed by Unifrax with such Sellers will be paid in cash by Unifrax.

2.10.2 The parties also agreed as follows regarding the subscription by employees of Carborundum France to the PEG set up by the Saint Gobain group of companies:

       Prior to the Closing Date, Carborundum France, has advanced to Compagnie de Saint-Gobain for the account of certain employees of Carborundum France who elected to purchase shares under the PEG the amounts required to do so. Such amounts are reimbursable to Carborundum France by deduction from the compensation of such employees no later than December 31, 2000. Such amounts constitute receivables of Carborundum France.

       Notwithstanding the provisions of Section 2.4.1(i) of the Agreement, the parties agree that (x) the receivables corresponding to such amounts as of the Closing Date shall not be included in the Working Capital and (y) the amount of the Accrued Liabilities Adjustment shall be reduced by the amount of such receivables. To the extent any such receivable is not reimbursed by the relevant employee to Carborundum France by December 31, 2000, SEPR shall make a payment in cash to Carborundum France no later than January 10, 2001 in an amount corresponding to the shortfall, or, at the option of Unifrax, and to the extent the Accrued Liabilities Adjustment is payable after December 31, 2000, such shortfall shall be added to the Accrued Liabilities for the purpose of the Accrued Liabilities Adjustment.

2.11 CASH AT CLOSING.

       Notwithstanding the provisions of Section 6.7.1 of the Agreement, the parties have agreed that to the extent the Purchased Companies retain at Closing Date unencumbered cash in an amount which is less than the amount specified in
Section 6.7.1 of the Agreement, Sellers shall transfer the amount of the shortfall to the Purchased Companies two business days following the Closing Date.

       The parties have agreed that the amount of such shortfall shall be allocated by SEPR among the Purchased Companies (other than Orient) so that the cash held by such companies after the payment of the shortfall be allocated as follows:

       - in Carborundum France: an amount equal to the equivalent in Euros of US $150,000 less the equivalent in Euros of 50% of the aggregate cash retained by the Purchased Companies (other than Orient) on the Closing Date;

       - in NewCo Fibers England: an amount equal to the aggregate of (x) the equivalent in British Pounds of US $150,000 less the equivalent in British Pounds of 50% of the aggregate cash retained by the Purchased Companies (other than Orient) on the Closing Date and (y) (pound) 134,564 which SEPR warrants is the amount due to Buyers in connection with the Orient Dividend under Section 6.7.1

The above amounts shall be calculated based on the reference to the Euro/US $ (or (pound)/US$ as the case may be) ask exchange rate on the business day following the Closing Date as shown on the Reuter screen at 4:00 p.m. Paris Time.

2.12 VAT RELATING TO CERTAIN PURCHASED ASSETS

       The parties acknowledge that the sale of certain assets from Carborundum Deutschland to Unifrax GmbH are subject to VAT and agree that the amount of such VAT shall be due by Unifrax GmbH over and above the amount of 4,700,000 US $ allocated to the assets transferred to Carborundum Deutschland as per Exhibit
2.3.1 of the Agreement. Such amount of VAT shall be paid by Unifrax GmbH to Carborundum Deutschland in cash within 10 days of the Closing Date.

2.13 CERTAIN ASSETS OF CARBORUNDUM ITALIA

       The parties acknowledge that two cars presently owned by Carborundum Italia, the details of which are identified in EXHIBIT 2.13 hereto, do not relate to the Ceramic Fiber Business. Unifrax shall cause Carborundum Italia to sell those cars at market price no later than October 30, 2000 and to promptly repay the amount of the corresponding proceeds to SEPR.

2.14 WAREHOUSE IN BRAZIL

       Carborundum do Brazil shall provide NewCo Fibers Brazil, at no cost to the Buyers or the Purchased Companies, a storage area located on the current site of Carborundum do Brazil at Vinhedo, for a maximum volume of 2000 cubic meters, to be solely dedicated to die cut products for the appliance market for Dako, for a period equal to the duration of the General Services Agreement, provided, however, that in the event Carborundum do Brazil needs to repossess such area for bona fide reason, the parties shall explore in good faith, alternative solutions in order to provide NewCo Fibers Brazil with alternative equivalent storage, on the Carborundum do Brazil Vinhedo site.

2.15 SAP FEE.

       SEPR will refund Unifrax, the license fee in an amount equal to US$ 159,000 which will be paid by Unifrax to SAP in connection with the license agreement executed by Unifrax on the date hereof. Such refund will take place within five business days from the notice given by Unifrax to SEPR of its payment of said license fee.

2.16 REIMBURSEMENT OF FEES OF PRICEWATERHOUSECOOPERS.

       Notwithstanding the provisions of Section 6.6 of the Agreements, the reimbursement be made by Unifrax to SEPR in connection with the fees of PricewaterhouseCoopers, as provided in such Section 6.6(c), shall be an amount equal to one hundred twenty five thousand US Dollars (US$ 125,000), less an amount equal to the US Dollar equivalent of one half of the stamp duty to be paid by Unifrax Australia in connection with the acquisition of the assets of Carborundum Australia.

2.17 STAMP DUTY IN AUSTRALIA.

       Notwithstanding any provision of any Transaction Document to the contrary (including without limitation Section 8.2 of the Agreement), Buyers shall be solely liable for the payment of any stamp duty payable in connection with the purchase of the assets of Carborundum Australia. SEPR shall reimburse to Unifrax an amount in cash equal to one half of the excess of the US Dollar equivalent of such stamp duty over and above US$ 250,000, immediately upon demand by Unifrax accompanied by evidence of payment of such amount to the tax authorities.

2.18 INDEMNIFICATION AUSTRALIA PERMITS AND CONTRACTS.

       The parties acknowledge that the following permits are still in the process of being transferred to Unifrax Australia, or obtained on terms equivalent to those currently enjoyed by Carborundum Australia:

       - Yarra Valley Trade Waste license
       - Work Cover plant registration

       The parties agree to cooperate in order to obtain the transfer or issuance of such permits to Unifrax Australia. In particular, Unifrax Australia shall sign such documents and make such filings as may be reasonably required in order to obtain such transfer or issuance. In the event such transfer or issuance were to prove to be impossible, Sellers shall indemnify Unifrax Australia for the consequences of not obtaining such transfer or issuance; provided that Unifrax Australia shall implement reasonable steps in order to mitigate the impact of this situation.

2.19 CERTAIN ENVIRONMENTAL REMEDIATIONS

       Attached to this amendment is a revised version of Exhibit 6.12 to the Agreement which supersedes the version attached to the Agreement when executed on July 27, 2000. To Exhibit 6.12 are attached certain appropriation request forms relating to certain environmental remediations referred to therein, to be performed after the Closing Date by certain Purchased Companies or Asset Buyers at the Sellers' expense. The Buyer shall cause such remediation actions to be performed on the basis of the principles outlined in the relevant appropriation request forms. Any material deviation from the contents of said appropriation request forms (including the monetary amounts referred to therein) shall require the prior written consent of SEPR, except if such deviation is needed for the purpose of the remediation works being effective. Failure by SEPR to object to such a deviation within 30 days from notification by the Buyers (including all information useful to allow SEPR to assess the situation) shall constitute acceptance of such deviation by SEPR. It is expressly understood that the Sellers shall be responsible for the financing of works required to fully remedy the items identified in Exhibit 6.12, even if such works turn out to be more expensive than those described in the appropriation requests appended to such exhibits. Without prejudice to the foregoing, the payments to be made by SEPR in connection with such remediation shall correspond to the actual expenses sustained by the Purchased Companies or Asset Buyers in connection therewith, and shall be made within five business days from the presentation of the evidence of the expense.

2.20 ALLOCATION OF PURCHASE PRICE

     Exhibit 2.3.1 of the Agreement is replaced by the following chart:


                          ALLOCATION OF PURCHASE PRICE

                  United Kingdom                   $20.0 million
                  France                           $15.6 million
                  Brazil                           $14.5 million
                  Germany                          $4.7 million
                  Australia                        $3.4 million
                  Venezuela                        $0.3 million
                                                   --------------
                                                   $58.5 million


2.21 CAPEX ADJUSTMENT

       The parties agree that no adjustment shall be made pursuant to Section 2.2.3(g) "CAPEX Adjustment" of the Agreement.

2.22 UPDATE INFORMATION

       Attached as Exhibit 2.22 hereto is a binder of certain exhibits to the Warranty Agreement updated as of the Closing Date which is deemed to constitute a certificate prepared and delivered in accordance with Section 8.5 of the Agreement.


ARTICLE 3 - OTHER PROVISIONS OF THE AGREEMENT
---------------------------------------------

All the provisions of the Agreement which are not modified by this Amendment remain in full force and effect.


ARTICLE 4 - GOVERNING LAW AND JURISDICTION
------------------------------------------

       The provisions of the Agreement regarding governing law and jurisdiction are applicable to this Amendment.


                                     * * * *

Made in Cleveland on _____________ 2000.

in _________ (__) original copies.

Buyers                                     Sellers



Unifrax Holding                            Societe Europeenne de Produits
                                           Refractaires


/s/ Mark D. Roos                           /s/ Roland Lazard
____________________                       ____________________________________


Unifrax Corporation                        Carborundum Ltd.


/s/ Paul J. Viola                          /s/ Roland Lazard
____________________                       ____________________________________


Unifrax Australia Pty, Ltd.                Carborundum Deutschland


/s/ Mark D. Roos                           /s/ Roland Lazard
____________________                       ____________________________________


NAF Brasil Ltda                            Carborundum Australia


/s/ Paul J. Viola                          /s/ Roland Lazard
____________________                       ____________________________________



Unifrax UK Holdco Limited                  Carborundum do Brasil Ltda


/s/ Paul J. Viola                          /s/ Roland Lazard
____________________                       ____________________________________


                                           DVA Distribuidora de Vidros para
                                           Autos Ltda


                                           /s/ Roland Lazard
                                           ____________________________________